Exhibit 10(mm)

FIRST AMENDMENT
TO THE
BANK OF AMERICA CORPORATION
KEY EMPLOYEE EQUITY PLAN

Instrument of Amendment

THIS INSTRUMENT is executed by BANK OF AMERICA CORPORATION, a Delaware corporation with its principal office and place of business in Charlotte, North Carolina (the “Company”).

Statement of Purpose

The Company sponsors the Bank of America Corporation Key Employee Equity Plan (the “Plan”) for the benefit of its eligible employees and the eligible employees of its affiliated companies that participate in the Plan. The Plan was originally known as the Bank of America Corporation Key Associate Stock Plan, effective as of January 1, 2003, and the Plan was subsequently amended on several occasions and was then further amended and restated, effective May 6, 2015 to name the Plan the Bank of America Corporation Key Employee Equity Plan as well as authorize additional shares for award under the Plan and to make certain other changes. The Company has reserved the right in Section 14.1 of the Plan to amend the Plan in whole or in part. By this instrument, the Company is amending the Plan to permit non-employee members of the Company’s Board of Directors to receive restricted stock awards under the Plan, subject to the terms and conditions described herein.

NOW, THEREFORE, the Company hereby amends the Plan effective as of December 13, 2018:

1.    Section 1.2 of the Plan is amended to add the following sentence to the end thereof:

“The Plan also enables the Company to attract and retain persons of exceptional ability to serve as Non-Employee Directors and to further align the interests of Non-Employee Directors and stockholders in enhancing the value of the Company’s Shares.”

2.    Article 2 of the Plan is (i) amended to add the defined term “Non-Employee Director” and (ii) amended such that the defined term “Restricted Stock” is deleted in its entirety and replaced with the defined term “Restricted Stock” below:
“Non-Employee Director” means an individual who is a member of the Board, but who is not an employee of the Company or any of its Subsidiaries.”

“Restricted Stock” means an Award of Shares, subject to a Period of Restriction (except as set forth in Section 3.4), that is granted to a Key Employee under Article 8 herein or a Non-Employee Director under Article 19 herein.”

3.    Section 3.4 of the Plan is amended to add the following sentence to the end thereof:
“The provisions of this Section 3.4 shall not apply to any Award of Restricted Stock granted to a Non-Employee Director and the Period of Restriction for any such Restricted Stock Award granted to a Non-Employee Director.”

3.    Section 5.1 of the Plan is amended such that the language reading “but excluding Directors who are not Key Employees” is deleted in its entirety.

4.    Article 5 of the Plan is amended to add a new Section 5.4 as follows:
“5.4    Non-Employee Directors. Non-Employee Directors may also participate in this Plan subject to the provisions set forth in Article 19 below.”

5.    A new Article 19 is added to the Plan as follows:

“ARTICLE 19.    NON-EMPLOYEE DIRECTORS

19.1    Restricted Stock Awards. Subject to the terms and provisions of the Plan, the Board, at any time and from time to time, may grant Shares of Restricted Stock to Non-Employee Directors in such amounts as the Board shall determine. Notwithstanding the definition of “Participant” provided in Article 2 above, upon receipt of a grant of Shares of Restricted Stock, a Non-Employee Director shall be considered a Participant in the Plan. Each grant of Shares of Restricted Stock to a Non-Employee Director shall be evidenced by an Award Agreement that shall specify the Period or Periods of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Board shall determine.

19.2    Administration. The Board shall be responsible for administering any grants of Restricted Stock to Non-Employee Directors and shall have all of the powers necessary to enable it to properly carry out its duties hereunder. Not in limitation of the foregoing, the Board shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder with respect to grants of Restricted Stock to Non-Employee Directors. The Board shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Board may appoint such agents as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Board may deem expedient or appropriate that are not inconsistent with the intent of the Plan and this Article 19. The decision of the Board upon all matters within the scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law.

19.3    Vesting. Notwithstanding any provision of the Plan to the contrary, including, and without limitation, Section 3.4 of the Plan, Shares of Restricted Stock granted to Non-Employee Directors shall not become vested until the first anniversary of the applicable date of grant (or, if earlier, the date of the next annual meeting of the stockholders of the Company) (the “Non-Employee Director Vesting Date”). If the Non-Employee Director ceases to serve as a Non-Employee Director before the Non-Employee Director Vesting Date due to the Non-Employee Director’s death, or if there is a Change in Control prior to the Vesting Date, then the Shares shall become fully vested as of the date of such death or Change in Control, as applicable. If the Non-Employee Director ceases to serve as a Non-Employee Director at any time for any reason other than death before the earlier of the Vesting Date or a Change in Control, then the Shares shall become vested pro rata (based on the number of days between the grant date of the Shares of Restricted Stock, or in the case of Shares of Restricted Stock granted to a newly appointed Non-Employee Director, the date of commencement of services, and the date of cessation of services divided by (a) 365 days for grants made at an annual stockholders meeting or (b) the number of days from the date of commencement of services until the next annual stockholders meeting for grants made to a newly appointed Non-Employee Director), and to the extent the Shares are not thereby vested they shall be forfeited as of the date of such cessation of services. A Non-Employee Director may not sell, transfer or otherwise dispose of any Shares of Restricted Stock until they become vested; however, the Non-Employee Director shall have the right to receive dividends with respect to the Shares and to vote the Shares prior to vesting. If a Non-Employee Director has elected to defer any Shares of Restricted Stock pursuant to the Bank of America Corporation Director Deferral Plan (or any other similar plan in which the Non-Employee Director participates, including any successor or replacement plan) (a “Deferral Plan”), then (i) such Shares shall not be issued under this Plan, (ii) the Non-Employee Director shall be credited with “Stock Units” to be paid in cash when and as provided for under the Deferral Plan, and (iii) the vesting provisions set forth above shall apply to any such Shares that are deferred as Stock Units under the Deferral Plan.

19.4    No Other Awards. For purposes of clarity, Non-Employee Directors may not receive any other form of Award described in this Plan, other than grants of Shares of Restricted Stock.”

IN WITNESS WHEREOF, Bank of America Corporation, on behalf of all participating employers in the Plan, has caused this instrument to be duly executed on the 19th day of December, 2018.

BANK OF AMERICA CORPORATION

By: /s/ Christopher Fabro
Christopher Fabro
Global Compensation & Benefits Executive
Bank of America